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                                                                  Exhibit 2.1(b)

                             CONTENTS OF EXHIBITS TO
                DISTRIBUTION AGREEMENT DATED AS OF JUNE 16, 1998
                      BY AND BETWEEN ALLEGHANY CORPORATION
                          AND CHICAGO TITLE CORPORATION

Exhibit A

Certificate of Incorporation of Chicago Title Corporation

Exhibit B

By-laws of Chicago Title Corporation

Exhibit C

List of Ancillary Agreements